Exhibit 10.18.2
Amendment to Employment Agreement
          This Amendment to the Employment Agreement dated January 23, 2006 by and among David R. Asplund (“Mr. Asplund”) and Lime Energy Co. (formerly known as Electric City Corp.), a Delaware corporation (the “Company”) (this “Amendment”) is entered into as of January 25, 2007.
W I T N E S S E T H:
     WHEREAS, the Company and Mr. Asplund are parties to that Employment Agreement dated January 23, 2006 (the “Employment Agreement”); and
     WHEREAS, the Employment Agreement provided that they Company would issue certain stock options to Mr. Asplund, subject to obtaining the approval of stockholders at the 2006 annual meeting of stockholders; and
     WHEREAS, stockholders approved the issuance of the stock options; and
     WHEREAS, the Company effected a reverse split of its common stock on January 23, 2007; and
     WHEREAS, Section 4.3(a)(ii) of the Employment agreement provided that the exercise price of certain options would be equal to the higher of (x) the average closing price of the Company’s common stock as measured over the thirty (30) trading day period prior to January 22, 2007, or (y) the closing price of the Company’s common stock on January 22, 2007, which the Company has determined to be $0.96; and
     WHEREAS, the parties desire to amend the Employment Agreement as set forth herein;
     NOW, THEREFORE, the parties hereto hereby agree as follows:
1.	Section 4.3 (a) of the Employment Agreement is hereby amended and restated in its entirety as follows:
          (a) The Company grants to Mr. Asplund stock options (the “Stock Options”) to purchase up to Three Hundred Thousand (300,000) shares of the Company’s common stock at the following prices per share:
     (i) options with respect to One Hundred Thousand (100,000) shares shall be at a price per share of $9.30 and such options shall become vested and exercisable on January 22, 2007, so long as Mr. Asplund is employed by the Company as its Chief Executive Officer on such date;
     (ii) options with respect to One Hundred Thousand (100,000) shares shall be at a price equal to $0.96 per shares and such options shall become vested and exercisable on January 22, 2008, so long as Mr. Asplund is employed by the Company as its Chief Executive Officer on such date; and
     (iii) options with respect to One Hundred Thousand (100,000) shares shall be at a price equal to $0.96 per shares and such options shall become vested and exercisable on January 22, 2009, so long as Mr. Asplund is employed by the Company as its Chief Executive Officer on such date.

3.	Miscellaneous.
(a)	Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws and decisions of the State of Illinois, without giving effect to the principles of conflicts of laws thereof.

(b)	Except as specifically amended hereby, the Employment Agreement remains in full force and effect and unmodified, and all provisions thereof shall apply with respect to such agreement as modified hereby.

(c)	Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
          IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Employee Stock Employment Agreement as of the date first written above.

LIME ENERGY CO.		David R. Asplund

By: Name:	/s/ Richard Kiphart Richard Kipart	/s/ David R, Asplund
Title:	Chairman of the Board